Exhibit 23.4
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Liberty Oilfield Services Inc. of our report dated January 9, 2017, with respect to the balance sheet of Liberty Oilfield Services LLC as of December 31, 2015, and the related statements of operations, changes in member’s equity, and cash flows for the year then ended, which are contained in the Registration Statement on Form S-1 of Liberty Oilfield Services Inc. (File No. 333-216050), as amended, and incorporated by reference in this Registration Statement.

/s/ EKS&H LLLP

Denver, Colorado
June 28, 2018